UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

November 27, 2013
____________________________

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211 (Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

Effective as of November 29, 2013, Lisbeth McNabb, a member of the Board of Directors of Tandy Brands Accessories, Inc. (the “Company”) and the Chair of the Board’s audit committee, resigned as a member of the Board of Directors of the Company (the “Board”).  As a result of this resignation and the appointments described in Item 5.02 below, the Company, on December 3, 2013, has disclosed to the Nasdaq Capital Market that it did not comply with (a) listing rule 5605(c)(4)(B) of the Nasdaq Listing Rules which requires that a listed company’s audit committee be comprised of three members, all of whom are independent, or (b) listing rule 5605(b), which requires a listed company have a majority of independent directors.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective as of November 30, 2013, Chuck Talley resigned from his position as Executive Vice President and Chief Financial Officer of Tandy Brands Accessories, Inc. (the “Company”) and all positions held with any subsidiary of the Company.  The Company entered into a consulting agreement, effective as of December 3, 2013, whereby the Company would have certain access to Mr. Talley until the end of February 2014 on an hourly basis in order to provide continuity with respect to the Company’s operations.

Also, effective as of November 29, 2013, Lisbeth McNabb, a member of the Company’s Board and the Chair of the Board’s audit committee, resigned as a member of the Board of Directors of the Company.  Ms. McNabb’s resignation was not due to any disagreement with the Company.

On December 3, 2013, the Board appointed Mr. Timothy D. Boates as its interim Chief Financial Officer and its Chief Restructuring Officer.  Mr. Boates, age 52, is the President of RAS Management Advisors, LLC (“RAS”), a turnaround and management firm.  He has been employed by RAS for the past 13 years and has been President of that organization for 5 years.  RAS and Mr. Boates have served as a restructuring advisor for the Company since November 13, 2013, and on November 20, 2013, entered into a restated services agreement (the “Services Agreement”).  Pursuant to the Services Agreement, the Company compensates RAS for the services of Mr. Boates, as well as any other RAS personnel, at the hourly rates stipulated in the Services Agreement.  The Company will also reimburse RAS for all reasonable documented out-of-pocket expenses incurred by RAS relating to the services provided.  Pursuant to the terms of the Services Agreement, fees for Mr. Boates are $480 per hour, before expenses.   The Company has paid RAS a total of $64,240 in fees and $5,084 in expense reimbursements through November 30, 2013.  In addition to the Services Agreement, on December 3, 2013, the Company entered into an additional agreement with RAS providing for Mr. Boates’ engagement as Chief Restructuring Officer.  Mr. Boates’ responsibilities include directing the management of the Company’ operations, evaluation of the Company’s cash and liquidity requirements, directing the efforts of the Company’s management and employees in connection with any possible transaction or restructuring initiatives, directing all efforts required with the Company’s compliance with financial reporting and related obligations, directing negotiations with and reporting to the Company’s significant creditors, directing all cash management matters and assisting in the development and implementation of a plan of reorganization, if appropriate.  Mr. Boates will have full responsibility for all of the Company’s operations, including but not limited to day to day management, and will report directly to the Board.

On December 3, 2013, the Board elevated Mr. John Lacy, the Company’s Executive Vice President – Technology and Operations and Secretary, to the position of Executive Vice President and Chief Operating Officer.  Mr. Lacy, age 47, joined the Company in March 2011 as its Vice President – Information Services, was promoted to Vice President – Technology and Operation in May 2012 and was most recently promoted to Executive Vice President – Technology and Operations in September 2013.  From September 2005 to March 2011, Mr. Lacy was the owner of Lacy Consulting Group.  Mr. Lacy’s salary was set at $235,000.

On December 3, 2013, the Board also appointed Mr. Rob McCarten, the Company’s Executive Vice President and President Tandy Brands, and Mr. John Lacy to fill the two vacancies on the Company’s Board of Directors created by the prior resignations of Rod McGeachy and Lisbeth McNabb.  Mr. McCarten joined the Company in April 2003 as Senior Vice President – National Sales.  In July 2011 he was promoted to Executive Vice President-Sales & Merchandising/Gifts and, in August 2012, Mr. McCarten’s role expanded to include accessories sales.  In August 2013, Mr. McCarten was named Executive Vice President and President-Tandy Brands.  Prior to joining our Company, Mr. McCarten was employed with Randa Accessories where he served as the New York account executive beginning in January 1990 and, during his tenure, was promoted to serve as Vice President and Regional Sales Manager until April 2003.

Neither Mr. McCarten or Mr. Lacy will receive additional compensation for their service on the Board.  The Board determined that both Mr. McCarten and Mr. Lacy would be able to bring operational and industry experience to the Board.  There are no arrangements or understandings between Mr. Lacy, Mr. McCarten and any other person pursuant to which any appointee was appointed to the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: December 3, 2013	By:	/s/ Roger Hemminghaus
Roger Hemminghaus Chief Executive Officer